UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                      FORM 12b-25                         SEC FILE NUMBER
                                                            333-97873-05
                                                     ==========================
                                                            CUSIP NUMBER
               NOTIFICATION OF LATE FILING                   126671 TH9
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(Check one) [X] Form 10-K   [_] Form 20-F  [_] Form 10-Q   [_] Form N-SAR

        For Period Ended:  December 31, 2002
        [_]  Transition Report on Form 10-K
        [_]  Transition Report on Form 20-F
        [_]  Transition Report on Form 11-K
        [_]  Transition Report on Form 10-Q
        [_]  Transition Report on Form N-SAR
        For the Transition Period Ended:________________________________________

If notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

CWABS INC., CWABS MASTER TRUST, SERIES 2002-G SUBTRUST, REVOLVING HOME EQUITY LOAN ASSET BACKED SECURITIES, SERIES 2002-G
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

Bank One, National Association, 1 Bank One Plaza Suite IL1-926
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Chicago, Illinois 60670
________________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion
[X]  |         thereof, will be filed on or before the fifteenth calendar day
     |         following the prescribed due date; or the subject quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or before the fifth calendar day following the
     |         prescribed due date; and
     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Form 10-K for the Trust could not be filed on March 31, 2003 because the Trust had inadvertently failed to receive its CIK as of such date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Michelle Suh                       212              839-6769
     ____________________________       ___________    _________________________
             (Name)                     (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes  [_] No
     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________

       CWABS INC., CWABS MASTER TRUST, SERIES-G SUBTRUST, REVOLVING HOME
               EQUITY LOAN ASSET BACKED SECURITIES, SERIES 2002-G
       __________________________________________________________________
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                               By:  Bank One, National Association,
                                    as Trustee*


Date April 1, 2003              By:  /s/  Barbara G. Grosse
    -------------------            --------------------------------
                                   Name:  Barbara G. Grosse
                                   Title:  Vice President




___________
* This Notification is being filed by the Trustee on behalf of the Trust. The Trust does not have any officers or directors.



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